Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: (858) 523-5400 Fax: (858) 523-5450 www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
December 21, 2006	Hong Kong	San Diego
	London	San Francisco
Santarus, Inc.	Los Angeles	Shanghai
10590 West Ocean Air Drive, Suite 200	Milan	Silicon Valley
San Diego, California 92130	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.

File No. 037869-0009
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Santarus, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 3,539,777 shares (the “2004 Plan Shares”) of Common Stock, par value $0.0001 per share, issuable pursuant to the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended (the “2004 Plan”) and (ii) the registration of 707,954 shares (the “ESPP Shares” and, together with the 2004 Plan Shares, the “Shares”) of Common Stock, par value $0.0001 per share, issuable pursuant to the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2006, as amended from time to time (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon the issuance, delivery and

December 21, 2006

payment therefor in accordance with the terms set forth in the 2004 Plan and the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP